UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under § 240.14a-12

GENESCO INC.
(Name of Registrant as Specified In Its Charter)

BRADLEY L. RADOFF JUMANA CAPITAL INVESTMENTS LLC CHRISTOPHER R. MARTIN WESTERVELT T. BALLARD, JR. PAULA J. POSKON
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Bradley L. Radoff, Jumana Capital Investments LLC, Christopher R. Martin and the other participants named herein (collectively, the “Radoff-Jumana Group”) have filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of shareholders of Genesco Inc., a Tennessee corporation (the “Company”).

On July 1, 2026, the Radoff-Jumana Group issued the following press release after the close of business:

The Radoff-Jumana Group Calls for Joanna Barsh to Immediately Resign from Genesco Inc.’s Board of Directors Based on False and Misleading Biographical Information

Exposes that Genesco’s Proxy Statement Falsely Claims Ms. Barsh Has Public Company Leadership and Senior Leadership Experience – in Reality, She Has No Such Experience and Should Be Disqualified from Serving on Genesco’s Board

Urges Shareholders to Replace Ms. Barsh and Thurgood Marshall, Jr. – Two Over-Tenured and Unqualified Directors – With Westervelt T. Ballard, Jr., a Former Public Company CEO, and Paula J. Poskon, an Experienced Public Company Director

Offers to Withdraw Proxy Contest if Ms. Barsh and Mr. Marshall Resign Immediately and One of Our Candidates is Appointed to the Board

HOUSTON--(BUSINESS WIRE)--Bradley L. Radoff, Jumana Capital Investments LLC and Christopher R. Martin (collectively, the “Radoff-Jumana Group” or “we”), who collectively own approximately 9.1% of the outstanding shares of Genesco Inc. (NYSE: GCO) (“Genesco” or the “Company”), today issued the following statement:

“The Company’s proxy statement touts Joanna Barsh’s supposed credentials to serve on Genesco’s Board of Directors. It claims, inaccurately, that she has ‘Public Company Leadership (CEO or Board Experience)’ – but Genesco is her only public company experience, period. She has never served on the board of another public company and has never been a public company CEO. Notably, Ms. Barsh’s director service at Genesco cannot serve as the basis for claiming such experience, given that the Company did not check such box for directors Bilunas, Bojanowski or Meixelsperger, who have served on the Genesco Board for 4, 4 and 5 years, respectively.

Genesco also gives Ms. Barsh credit for supposedly having ‘Senior Leadership Experience (C-Suite or Equivalent),’ but she has never held a C-suite role at any company. Being a lifelong consultant at McKinsey & Company, where there are more than 2,500 partners and where 200 partners are named every year, is not the same as operating a company. Given that she has never worked in financial services or as any sort of finance professional, investment banker, lawyer or regulator, we are confounded as to how Genesco can say with a straight face that Ms. Barsh has ‘financial, transaction, accounting or regulatory compliance expertise.’

The Company goes on to paint Ms. Barsh as a supposed expert on ‘helping management teams and boards identify market opportunities, chart and implement strategies, identify and execute business transformations and navigate industry transitions’ – how is that going for Genesco? Quite badly, the evidence would suggest: during Ms. Barsh’s 13-year tenure, Genesco’s share price declined by 50.2%.1 It turns out that Ms. Barsh’s ‘extensive research on advancing women and people of color in the workplace’ and ‘books on leadership’ have failed to drive improved operating results and shareholder value creation at Genesco.

1 FactSet. Share price decline calculated as of market close on April 14, 2026, the trading day immediately prior to the Radoff-Jumana Group’s public Schedule 13D filing with respect to the Company.

As outlined in our June 29, 2026 presentation, we offered several suggestions to improve shareholder value and avoid a proxy contest, but, in our view, the Board did not meaningfully consider any of our suggestions. It is no surprise that the Company, which is facing its third activist campaign in just eight years, was completely dismissive of our attempts to settle this proxy contest and refused to conduct a good-faith interview of our nominees: Ms. Barsh chairs the very same Nominating and Governance Committee that was responsible for evaluating our candidates and that renominated Ms. Barsh for her 14th year as a director!

Rather than the Board spending shareholder capital to preserve the seats of two over-tenured and unqualified directors, one of whose experience has been presented in a false and materially misleading manner to Genesco shareholders, we propose ending this proxy contest in exchange for the resignations of Ms. Barsh and Thurgood Marshall, Jr. from the Board, the appointment of one of our qualified director candidates and the separation of the Company’s Chair and CEO roles.

Settlement or not, it is clear to us that Ms. Barsh is extremely unqualified to serve on the Board. We call on her to immediately resign based on the Company’s misleading description of her experience. Of course, we expect Ms. Barsh and the Board will once again cover their ears in response to this shareholder feedback, so at the upcoming Annual Meeting, we urge shareholders to vote to remove Ms. Barsh and her fellow over-tenured and underqualified director Mr. Marshall from the Board. In their place, shareholders should elect Westervelt T. Ballard, Jr. and Paula J. Poskon, two independent, experienced public company executives and directors who have outside track records of creating value for shareholders and would bring much-needed accountability to Genesco’s boardroom.”

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Vote FOR the Radoff-Jumana Group’s Nominees – Westervelt T. Ballard, Jr. and Paula J. Poskon – Today to Hold the Legacy Board Accountable for Years of Value Destruction and Send a Clear Signal for Change

Do NOT Vote for Joanna Barsh or Thurgood Marshall, Jr.

Questions about how to vote? Contact (888) 368-0379 or info@saratogaproxy.com

Visit www.saratogaproxy.com/Genesco to learn more

Contacts

Greg Lempel

greg@fondrenlp.com

or

Saratoga Proxy Consulting LLC

John Ferguson / Joseph Mills, 212-257-1311

info@saratogaproxy.com